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            GOLDMAN, SACHS & CO.                             SCHRODER & CO. INC.
               85 Broad Street                              The Equitable Center
          New York, New York 10004                           787 Seventh Avenue
        (212) 902-1000 (Call Collect)                   New York, New York 10019-6016
         (800) 323-5678 (Toll Free)                     (212) 492-6000 (Call Collect)
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                           OFFER TO PURCHASE FOR CASH
                       46,051,761 SHARES OF COMMON STOCK
                                       OF

                          ILLINOIS CENTRAL CORPORATION
                                       AT
                              $39.00 NET PER SHARE
                                       BY

                           BLACKHAWK MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                       CANADIAN NATIONAL RAILWAY COMPANY
   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               February 13, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Blackhawk Merger Sub, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Canadian National Railway Company ("Parent"), a Canadian corporation, to act as Dealer Managers in connection with Purchaser's offer to purchase an aggregate of 46,051,761 shares of Common Stock, $0.001 par value (the shares subject to the Offer, as well as all other shares of such Common Stock hereinafter called the "Shares"), of Illinois Central Corporation, a Delaware corporation (the "Company"), at $39.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated February 13, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER PRIOR TO THE EXPIRATION DATE OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, REPRESENTS AT LEAST 50.1% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) THE RECEIPT BY PARENT, PRIOR TO THE EXPIRATION DATE OF THE OFFER, OF A FAVORABLE INFORMAL ADVISORY OPINION FROM THE STAFF OF THE UNITED STATES SURFACE TRANSPORTATION BOARD (THE "STB") TO THE EFFECT THAT THE PROPOSED USE OF THE VOTING TRUST (AS DEFINED IN THE OFFER TO PURCHASE) WILL PRECLUDE UNLAWFUL CONTROL OF THE COMPANY BY PARENT.
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     Enclosed for your information and use are copies of the following documents:

     1.  Offer to Purchase, dated February 13, 1998;

     2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Harris Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. A letter to stockholders of the Company from E. Hunter Harison, President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company, recommending that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7.  Return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "The Tender Offer--Procedure for Tendering Shares" in the Offer to Purchase.

     None of Purchaser, Parent nor any officer, director, stockholder, agent or other representative of Purchaser or Parent will pay any fees or commissions to any broker, dealer or other person (other than to the Dealer Managers, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, MacKenzie Partners, Inc. (the "Information Agent") or the undersigned at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase and the related Letter of Transmittal.

                               Very truly yours,

              GOLDMAN, SACHS & CO.              SCHRODER & CO. INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF PARENT, PURCHASER, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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